Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements, and any related Prospectus, previously filed by Seitel, Inc. of our report dated March 16, 2001, with respect to the consolidated financial statements of Seitel, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2000:
Form S-3 (No. 33-71968)	Seitel, Inc. 1992 Employee Stock Purchase Plan

Form S-3 (No. 33-78554)	Seitel, Inc. Contract Employment Warrants

Form S-3 (No. 33-80574)	$75 Million Debt Securities, Preferred Stock and Common Stock

Form S-3 (No. 33-89890)	Seitel, Inc. Debenture Warrants

Form S-3 (No. 333-71545)	355,733 Shares of Common Stock

Form S-3 (No. 333-85671)	$200 Million Seitel, Inc. Junior Subordinated Debt Securities, Seitel, Inc. Capital Trust I & II Trust Preferred Securities

Form S-8 (No. 33-36914)	Seitel, Inc. Incentive Stock Option Plan and Non-Qualified Stock Option Plan

Form S-8 (No. 33-78560)	Seitel, Inc. 1993 Incentive Stock Option Plan

Form S-8 (No. 33-89934)	Seitel, Inc. 401(k) Plan and 1994 Warrant Plan

Form S-8 (No. 333-01271)	Seitel, Inc. 1993 Incentive Stock Option Plan and 1995 Warrant Reload Plan

Form S-8 (No. 333-12549)	Seitel, Inc. Incentive Stock Option Plan and Non-Employee Directors' Deferred Compensation Plan

Form S-8 (No. 333-63383)	Seitel, Inc. 1998 Employee Stock Purchase Plan

Form S-8 (No. 333-64557)	1993 Seitel, Inc. Incentive Stock Option Plan, Non-Employee Directors' Stock Option Plan, Executive Warrants, Departure Warrants, and Employment Warrants

Form S-8 (No. 333-51268)

Seitel, Inc. Amended and Restated 1998 Employee Stock Purchase Plan, Seitel, Inc. 2000 Stock Option Plan, Employment Agreement Amendments with Paul Frame, Herbert Pearlman and David Lawi and Certain Compensation Warrants

                                                                                                ERNST & YOUNG LLP

Houston, Texas
March 28, 2001